Exhibit 10.1
SUMMARY DESCRIPTION
OF
ANNUAL MANAGEMENT INCENTIVE COMPENSATION PLAN
As previously disclosed in filings made with the Securities and Exchange Commission, Gibraltar Industries, Inc. (the “Company”) maintains an annual incentive compensation plan known as the Management Incentive Compensation Plan (“MICP”) for the benefit of its executive officers and other key employees of the Company and its subsidiaries. The MICP is designed to provide an alignment between the cash compensation paid to the Company’s management and the interests of the Company’s stockholders by rewarding management for performance that the Company believes will lead to improvements in stockholder value.
In the administration of the MICP, a targeted annual incentive compensation award, which is equal to a stated percentage of a participant’s annual base salary, is established for each participant. Participants are entitled to payment of their targeted annual incentive compensation award if the level of performance achieved by the Company with respect to objectively determinable performance criteria is equal to the targeted level of performance established for these performance criteria. Adjustments are made to the performance levels achieved by the Company with respect to the applicable performance criteria to eliminate the effect of restructuring charges and other non-routine transactions. The actual annual incentive compensation award which is paid to participants may be greater than or less than the targeted annual incentive compensation award to reflect the relationship between the actual level of performance achieved by the Company and the targeted level of performance. Participants will not be entitled to any annual incentive compensation award under the MICP if threshold performance levels established for the performance criteria are not achieved.
With respect to the Company’s executive officers, the targeted annual incentive compensation awards, performance criteria, targeted and threshold performance levels and relative weights to be attributed to each performance criterion under the MICP were initially established by the Compensation Committee of the Company’s Board of Directors in 2005 through an analysis of historic performance of the Company, benchmarking to its peer group and stretch performance criteria. These targeted incentives, performance criteria, thresholds, targets and weights are reviewed by the Compensation Committee on an annual basis and adjusted accordingly. With respect to participants in the MICP who are not executive officers of the Company, the targeted incentives, performance criteria, targeted and threshold performance levels and relative weights are established by the Company’s management.